Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Viking Therapeutics, Inc. on Form S-8 [FILE NO. 333-203810, 333-211270, 333-216857, 333-223503, 333-230247, 333-236666, 333-253219, 333-262609, 333-269675, 333-276939 and 333-279633] and Form S-3 ASR [FILE NO. 333-373460] of our report dated February 26, 2025, with respect to our audits of the consolidated financial statements of Viking Therapeutics, Inc. as of December 31, 2024 and 2023 and for the years ended and our report dated February 26, 2025 with respect to our audit of internal control over financial reporting of Viking Therapeutics, Inc. as of December 31, 2024, which reports are included in this Annual Report on Form 10-K of Viking Therapeutics, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

February 26, 2025